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                                  ITEM 77(C)
                MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

At the Annual Meeting of Stockholders, held on May 24, 2007 shares were voted as follows on the proposals presented to the Stockholders:

1.  To elect three Class I Directors to serve for a three year term:

                                                                   Withhold
                                                         For       Authority
                                                      ----------   ---------
   Claude W. Frey                                     17,219,671   3,766,551
   Jean-Marc Boillat                                  17,370,099   3,616,123
   Alexandre de Takacsy                               16,919,299   4,066,923

2. To ratify the selection by the Board of Directors of Deloitte & Touche LLP as the Fund's independent registered public accounting firm for the year ending December 31, 2007:

    For                       Against                   Abstain
    ---                       -------                   -------
    17,619,423                3,119,362                 247,436